Investor Relations Contact:
Jay Whalen, Commvault
732-728-5380
ir@commvault.com

Media Relations Contact:
Miranda Foster, Commvault
732-728-5378
mfoster@commvault.com
Commvault Announces Fiscal 2019 Fourth Quarter Financial Results

--Fiscal 2019 repeatable revenues grow 14% over prior year--
--Quarterly operating cash flow increased 57% over prior year to $36.6 million--
--$40.0 million returned to shareholders in Q4 through share repurchases, bringing fiscal 2019 total to $132.7 million--

Fourth Quarter and Fiscal 2019 Highlights Include:

	Fourth Quarter	Fiscal 2019
GAAP Results:
Revenues	$181.4 million	$711.0 million
Income from Operations (EBIT)	$0.3 million	$4.9 million
EBIT Margin	0.1%	0.7%
Diluted Income (Loss) Per Share	($0.05)	$0.07

Non-GAAP Results:
Income from Operations (EBIT)	$30.9 million	$111.9 million
EBIT Margin	17.1%	15.7%
Diluted Earnings Per Share	$0.51	$1.80

TINTON FALLS, N.J. – April 30, 2019 – Commvault [NASDAQ: CVLT] today announced its financial results for the fourth quarter and fiscal year ended March 31, 2019.

“Commvault has implemented extensive operational and organizational changes over the past twelve months, which have enabled us to reduce costs, increase repeatable revenues, and deliver significant year-over-year earnings growth.  However, we have more work to do to ensure that Commvault reaches its full potential,” said Sanjay Mirchandani, Commvault’s President and CEO. “Since joining Commvault a few months ago, I’ve consistently heard from customers and partners that Commvault has the best technology to protect, manage and use data. Our record of innovation has, and will, continue to be core to our success.  To better capture the market opportunity that our innovation creates, we are focused on simplifying our business and improving execution.  Actions are underway in each of these areas, and our employees are energized about where Commvault is heading.  I am confident we have the foundation necessary to drive increased levels of profitable growth and value creation.”

Total revenues for the fourth quarter of fiscal 2019 were $181.4 million, a decrease of 2% year-over-year and sequentially. Software and products revenue in the fourth quarter of fiscal 2019 was $80.8 million, a decrease of 3% year-over-year and 4% sequentially. Services revenue in the fourth quarter of fiscal 2019 was $100.6 million, a decrease of 1% year-over-year and an increase of 1% sequentially.

For the full fiscal year, total revenues were $711.0 million, an increase of 2% from fiscal 2018. Software and products revenue for the full fiscal year was $309.9 million, a decrease of 1% from fiscal 2018. Services revenue for the full fiscal year was $401.1 million, an increase of 3% from fiscal 2018.

On a GAAP basis, income from operations (EBIT) decreased to $0.3 million for the fourth quarter compared to $4.6 million in the same period of the prior year. Fourth quarter GAAP results include approximately $13.4 million of noncash expense for stock-based compensation modifications related to the transition of senior management. Non-GAAP income from operations (EBIT) increased to $30.9 million in the fourth quarter of fiscal 2019 compared to $22.5 million in the fourth quarter of the prior year, an increase of 37%.

On a GAAP basis, income from operations (EBIT) for the full fiscal year was $4.9 million. Non-GAAP income from operations (EBIT) increased 47% to $111.9 million in fiscal 2019 compared to $76.0 million in fiscal 2018.

For the fourth quarter of fiscal 2019, Commvault reported net loss of $2.2 million. Non-GAAP net income for the quarter increased to $23.9 million, or $0.51 per diluted share, from $14.5 million, or $0.31 per diluted share, in the same period of the prior year.

For the full fiscal year, Commvault reported net income of $3.6 million. Non-GAAP net income for the full fiscal year increased to $85.7 million, or $1.80 per diluted share, from $48.7 million, or $1.03 per diluted share, in fiscal 2018.

Operating cash flow totaled $36.6 million for the fourth quarter of fiscal 2019 compared to $23.3 million in the fourth quarter of fiscal 2018. For the full fiscal year, operating cash flow was $110.2 million, compared to $84.2 million for fiscal 2018. Total cash and short-term investments were $458.3 million as of March 31, 2019 compared to $462.4 million as of March 31, 2018.

During the fiscal fourth quarter, Commvault repurchased $40.0 million of common stock (611 thousand shares), bringing the fiscal 2019 total repurchases to $132.7 million (2.1 million shares). On April 18, 2019, Commvault's Board of Directors increased the current share repurchase authorization that expires March 31, 2020, so that $200 million was available.

A reconciliation of GAAP to non-GAAP results has been provided in Financial Statement Table IV included in this press release. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

Use of Non-GAAP Financial Measures
Commvault has provided in this press release the following non-GAAP financial measures: non-GAAP income from operations, non-GAAP income from operations margin, non-GAAP net income and non-GAAP diluted earnings per share. This selected financial information has not been prepared in accordance with GAAP. Commvault uses these non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. In addition, Commvault believes these non-GAAP operating measures are useful to investors, when used as a supplement to GAAP financial measures, in evaluating Commvault’s ongoing operational performance. Commvault believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Commvault’s industry, many of which present similar non-GAAP financial measures to the investment community. Commvault has also provided software, services and total revenues on a constant currency basis. Commvault analyzes revenue growth on a constant currency basis in order to provide a comparable framework for assessing how the business performed excluding the effect of foreign currency fluctuations. Finally, Commvault has provided free cash flow, which Commvault uses to measure the amount of cash flow the business is generating after capital expenditures.

All of these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for or superior to, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which are provided in Table IV included in this press release.

Non-GAAP income from operations and non-GAAP income from operations margin. These non-GAAP financial measures exclude noncash stock-based compensation charges and additional FICA and related payroll tax expense incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards. In fiscal 2019, Commvault also excluded restructuring, costs related to a non-routine shareholder matter and costs associated with a non-routine legal settlement from its non-GAAP results. These expenses are further discussed in Table IV. Commvault believes that these non-GAAP financial measures are useful metrics for management and investors because they compare Commvault’s core operating results over multiple periods. When evaluating the performance of Commvault’s operating results and developing short- and long-term plans, Commvault does not consider such expenses. Although noncash stock-based compensation and the additional FICA and related payroll tax expenses are necessary to attract and retain employees, Commvault places its primary emphasis on stockholder dilution as compared to the accounting charges related to such equity compensation plans. In addition, because of the varying available valuation methodologies, subjective assumptions such as volatility (which are outside of Commvault’s control), and the variety of awards that companies can issue, Commvault believes that providing non-GAAP financial measures that exclude noncash stock-based compensation expense and the additional FICA and related payroll tax expenses incurred on stock option exercises and vesting of restricted stock awards allow investors to make meaningful comparisons between Commvault’s operating results and those of other companies.

There are a number of limitations related to the use of non-GAAP income from operations and non-GAAP income from operations margin. The most significant limitation is that these non-GAAP financial measures exclude certain operating costs, primarily related to noncash stock-based compensation, which is of a recurring nature. Noncash stock-based compensation has been, and will continue to be for the foreseeable future, a significant recurring expense in Commvault’s operating results. In addition, noncash stock-based compensation is an important part of Commvault’s employees’ compensation and can have a significant impact on their performance. Lastly, the components Commvault excludes in its non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP financial measures.

Commvault’s management generally compensates for limitations described above related to the use of non-GAAP financial measures by providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Further, Commvault management uses non-GAAP financial measures only in addition to, and in conjunction with, results presented in accordance with GAAP.

Non-GAAP net income and non-GAAP diluted EPS. Non-GAAP net income excludes noncash stock-based compensation, and the additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards. In fiscal 2019 Commvault also excluded restructuring, costs related to a non-routine shareholder matter and costs associated with a non-routine legal settlement from its non-GAAP results. These expenses are further discussed in Table IV. In addition, non-GAAP net income and non-GAAP diluted EPS incorporate a non-GAAP effective tax rate of 27% in fiscal 2019 and 37% in fiscal 2018.

Commvault anticipates that in any given period its non-GAAP tax rate may be either higher or lower than the GAAP tax rate as evidenced by historical fluctuations. The GAAP tax rates in recent fiscal years were not meaningful percentages due to the dollar amount of GAAP pre-tax income. For the same reason as the GAAP tax rates, the estimated cash tax rates in recent fiscal years are not meaningful percentages. Estimated cash taxes for fiscal 2019 were approximately $9 million. Commvault defines its cash tax rate as the total amount of cash income taxes payable for the fiscal year divided by consolidated GAAP pre-tax income. Over time, Commvault believes its GAAP and cash tax rates will align. Commvault measured itself to non-GAAP tax rates of 27% in fiscal 2019 and 37% in fiscal 2018. The reduction in the rate is the result of U.S. corporate tax reform. Commvault anticipates it will continue using a 27% non-GAAP tax rate in fiscal 2020.

Commvault considers non-GAAP net income and non-GAAP diluted EPS useful metrics for Commvault management and its investors for the same reasons that Commvault uses non-GAAP income from operations and non-GAAP income from operations margin. In addition, the same limitations as well as management actions to compensate for such limitations described above also apply to Commvault’s use of non-GAAP net income and non-GAAP EPS.

Conference Call Information
Commvault will host a conference call today, April 30, 2019, at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss its financial results. To access this call, dial (844)-742-4247 (domestic) or (661)-378-9470 (international). Investors can also access the audio version of the conference call by visiting www.commvault.com. An archived webcast of this conference call will also be available following the call.

About Commvault

Commvault is the recognized leader in data backup and recovery. Commvault’s converged data management solution redefines what backup means for the progressive enterprise through solutions that protect, manage and use their most critical asset — their data. Commvault software, solutions and services are available from the company and through a global ecosystem of trusted partners. Commvault employs more than 2,500 highly-skilled individuals across markets worldwide, is publicly traded on NASDAQ (CVLT), and is headquartered in Tinton Falls, New Jersey in the United States. To learn more about Commvault visit www.commvault.com

Safe Harbor Statement

This press release may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions, outcome of litigation and others. For a discussion of these and other risks and uncertainties affecting Commvault's business, see "Item IA. Risk Factors" in our annual report in Form 10-K and "Item 1A. Risk Factors" in our most recent quarter report in Form 10-Q. Statements regarding Commvault’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. Commvault does not undertake to update its forward-looking statements. The development and timing of any product release as well as any of its features or functionality remain at our sole discretion.

©1999-2019 Commvault Systems, Inc. All rights reserved. Commvault, Commvault and logo, the "C hexagon” logo, Commvault Systems, Solving Forward, SIM, Singular Information Management, Commvault HyperScale, ScaleProtect, Commvault OnePass, Commvault Galaxy, Unified Data Management, QiNetix, Quick Recovery, QR, CommNet, GridStor, Vault Tracker, InnerVault, Quick Snap, QSnap, IntelliSnap, Recovery Director, CommServe, CommCell, ROMS, APSS, Commvault Edge, Commvault GO, Commvault Advantage, Commvault Complete, Commvault Activate, Commvault Orchestrate, and CommValue are trademarks or registered trademarks of Commvault Systems, Inc. All other third party brands, products, service names, trademarks, or registered service marks are the property of and used to identify the products or services of their respective owners. All specifications are subject to change without notice.

Table I

Commvault Systems, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2019	2018	2019	2018
Revenues:
Software and products	$80,830	$83,521	$309,899	$311,745
Services	100,597	101,394	401,058	387,648
Total revenues	181,427	184,915	710,957	699,393
Cost of revenues:
Software and products	10,429	4,098	25,691	7,223
Services	23,245	24,169	91,315	90,929
Total cost of revenues	33,674	28,267	117,006	98,152
Gross margin	147,753	156,648	593,951	601,241
Operating expenses:
Sales and marketing	88,586	105,117	370,088	410,727
Research and development	20,430	23,843	92,647	91,030
General and administrative	34,411	20,587	100,946	90,709
Restructuring	1,423	—	14,765	—
Depreciation and amortization	2,636	2,509	10,597	9,721
Total operating expenses	147,486	152,056	589,043	602,187
Income (loss) from operations	267	4,592	4,908	(946)
Interest income	1,759	668	5,519	2,228
Interest expense	—	(463)	—	(1,161)
Equity in loss of affiliate	—	(3,340)	—	(3,621)
Income (loss) before income taxes	2,026	1,457	10,427	(3,500)
Income tax expense	4,189	3,118	6,866	58,400
Net income (loss)	$(2,163)	$(1,661)	$3,561	$(61,900)
Net income (loss) per common share:
Basic	$(0.05)	$(0.04)	$0.08	$(1.37)
Diluted	$(0.05)	$(0.04)	$0.07	$(1.37)
Weighted average common shares outstanding:
Basic	45,901	44,945	45,827	45,242
Diluted	45,901	44,945	47,601	45,242

Table II

Commvault Systems, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	March 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$327,992	$330,784
Short-term investments	130,338	131,637
Trade accounts receivable, net	176,836	162,119
Prepaid expenses and other current assets	19,836	22,248
Total current assets	655,002	646,788

Property and equipment, net	122,716	128,612
Deferred commissions cost	33,619	33,092
Other assets	11,116	10,150
Total assets	$822,453	$818,642

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,186	$761
Accrued liabilities	85,721	82,299
Deferred revenue	238,439	241,113
Total current liabilities	326,346	324,173

Deferred revenue, less current portion	99,257	84,661
Deferred tax liabilities, net	2,594	2,430
Other liabilities	2,953	3,314

Total stockholders’ equity	391,303	404,064
Total liabilities and stockholders’ equity	$822,453	$818,642

Table III

Commvault Systems, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2019	2018	2019	2018
Cash flows from operating activities
Net income (loss)	$(2,163)	$(1,661)	$3,561	$(61,900)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,948	3,339	12,060	11,785
Noncash stock-based compensation	28,901	16,991	80,487	74,129
Deferred income taxes	314	55	164	53,737
Equity in loss of affiliate	—	3,340	—	3,621
Amortization of deferred commissions cost	4,342	4,273	17,348	16,587
Changes in operating assets and liabilities:
Trade accounts receivable	(6,174)	(20,491)	(24,092)	(25,082)
Other current assets and Other assets	975	225	11,400	(6,876)
Deferred commissions cost	(5,202)	(5,722)	(18,967)	(17,984)
Accounts payable	848	547	1,485	618
Accrued liabilities	(270)	7,148	5,075	3,496
Deferred revenue	12,351	16,008	21,719	33,971
Other liabilities	(284)	(711)	(60)	(1,933)
Net cash provided by operating activities	36,586	23,341	110,180	84,169
Cash flows from investing activities
Purchase of short-term investments	(32,188)	(32,243)	(130,338)	(142,424)
Proceeds from maturity of short-term investments	32,394	31,599	131,637	131,480
Purchase of property and equipment	(1,456)	(1,750)	(6,560)	(7,047)
Net cash used in investing activities	(1,250)	(2,394)	(5,261)	(17,991)
Cash flows from financing activities
Repurchase of common stock	(40,014)	(20,909)	(132,697)	(112,218)
Proceeds from stock-based compensation plans	9,155	12,401	41,984	30,114
Net cash used in financing activities	(30,859)	(8,508)	(90,713)	(82,104)
Effects of exchange rate — changes in cash	(3,883)	3,851	(16,998)	17,219
Net increase (decrease) in cash and cash equivalents	594	16,290	(2,792)	1,293
Cash and cash equivalents at beginning of period	327,398	314,494	330,784	329,491
Cash and cash equivalents at end of period	$327,992	$330,784	$327,992	$330,784

Table IV
Commvault Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2019	2018	2019	2018
Non-GAAP financial measures and reconciliation:
GAAP income (loss) from operations	$267	$4,592	$4,908	$(946)
Noncash stock-based compensation (1)	27,751	16,991	77,855	74,129
FICA and related payroll tax expense related to stock-based compensation (2)	650	931	3,034	2,818
Restructuring (3)	1,423	—	14,765	—
Non-routine shareholder matters (4)	853	—	9,966	—
Litigation settlement (5)	—	—	1,400	—
Non-GAAP income from operations	$30,944	$22,514	$111,928	$76,001

GAAP net income (loss)	$(2,163)	$(1,661)	$3,561	$(61,900)
Noncash stock-based compensation (1)	27,751	16,991	77,855	74,129
FICA and related payroll tax expense related to stock-based compensation (2)	650	931	3,034	2,818
Restructuring (3)	1,423	—	14,765	—
Non-routine shareholder matter (4)	853	—	9,966	—
Litigation settlement (5)	—	—	1,400	—
Equity in loss of affiliate (6)	—	3,340	—	3,621
Noncash Interest Expense Amortization (7)	—	231	—	231
Non-GAAP provision for income taxes adjustment (8)	(4,639)	(5,374)	(24,843)	29,799
Non-GAAP net income	$23,875	$14,458	$85,738	$48,698

Diluted weighted average shares outstanding (9)	47,239	46,639	47,601	47,469
Non-GAAP diluted net income per share	$0.51	$0.31	$1.80	$1.03

	Three Months Ended March 31,		Year Ended March 31,
	2019	2018	2019	2018
Subscription and Utility Software and Related Support Services	$46,513	$33,130	$147,378	$86,855
Recurring Support and Services	81,976	88,383	339,037	338,597
Total repeatable revenue	$128,489	$121,513	$486,415	$425,452
Percentage of Total Revenues	71%	66%	68%	61%

Perpetual software and product revenue	$43,235	$53,108	$185,833	$234,193
Other professional services	9,703	10,294	38,709	39,748
Total non-repeatable revenue	$52,938	$63,402	$224,542	$273,941
Percentage of Total Revenues	29%	34%	32%	39%

Total Revenue (10)	$181,427	$184,915	$710,957	$699,393

	Measures at period ended ($000s)
	March 31, 2017	June 30, 2017	Sept. 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018	Sept. 30, 2018	December 31, 2018	March 31, 2019
Subscription and Utility Annual Contract Value (11)	$30,000	$38,000	$39,000	$43,000	$54,000	$64,000	$76,000	$90,000	$105,000

	Three Months Ended March 31, 2019
	Americas	EMEA	APAC	Total
Software and Products Revenue	$44,824	$25,289	$10,717	$80,830
Customer Support Revenue	58,514	21,496	9,883	89,893
Professional Services	5,609	3,435	1,660	10,704
Total Revenue	$108,947	$50,220	$22,260	$181,427

	Three Months Ended March 31, 2018
	Americas	EMEA	APAC	Total
Software and Products Revenue	$46,360	$26,159	$11,002	$83,521
Customer Support Revenue	60,372	20,593	9,569	90,534
Professional Services	6,340	3,041	1,479	10,860
Total Revenue	$113,072	$49,793	$22,050	$184,915

	Year Ended March 31, 2019
	Americas	EMEA	APAC	Total
Software and Products Revenue	$170,114	$95,913	$43,872	$309,899
Customer Support Revenue	237,190	82,895	38,662	358,747
Professional Services	23,076	12,380	6,855	42,311
Total Revenue	$430,380	$191,188	$89,389	$710,957

	Year Ended March 31, 2018
	Americas	EMEA	APAC	Total
Software and Products Revenue	$167,858	$100,452	$43,435	$311,745
Customer Support Revenue	233,991	75,807	36,257	346,055
Professional Services	23,453	11,289	6,851	41,593
Total Revenue	$425,302	$187,548	$86,543	$699,393

	Three Months Ended March 31, 2019		Year Ended March 31, 2019
	Sequential	Year Over Year	Year Over Year
Non-GAAP software and products revenue reconciliation
GAAP software and products revenue	$80,830	$80,830	$309,899
Adjustment for currency impact	(215)	3,019	5,151
Non-GAAP software and products revenue on a constant currency basis (12)	$80,615	$83,849	$315,050

	Three Months Ended March 31, 2019		Year Ended March 31, 2019
	Sequential	Year Over Year	Year Over Year
Non-GAAP services revenue reconciliation
GAAP services revenue	$100,597	$100,597	$401,058
Adjustment for currency impact	(94)	3,152	4,350
Non-GAAP services revenue on a constant currency basis (12)	$100,503	$103,749	$405,408

	Three Months Ended March 31, 2019		Year Ended March 31, 2019
	Sequential	Year Over Year	Year Over Year
Non-GAAP total revenue reconciliation
GAAP total revenues	181,427	181,427	$710,957
Adjustment for currency impact	(309)	6,171	9,501
Non-GAAP total revenues on a constant currency basis (12)	$181,118	$187,598	$720,458

	Three Months Ended March 31,		Year Ended March 31,
	2019	2018	2019	2018

Non-GAAP free cash flow reconciliation:
Net cash provided by operating activities	$36,586	$23,341	$110,180	$84,169
Purchase of property and equipment	(1,456)	(1,750)	(6,560)	(7,047)
Purchases for corporate campus headquarters (13)	—	—	1,855	—
Non-GAAP free cash flow	$35,130	$21,591	$105,475	$77,122

Footnotes - Adjustments

(1)	Represents noncash stock-based compensation charges associated with stock options, restricted stock units granted and our Employee Stock Purchase Plan. Those amounts are represented as follows:

	Three Months Ended March 31,		Year Ended March 31,
	2019	2018	2019	2018
Cost of services revenue	$705	$834	$2,922	$3,182
Sales and marketing	7,884	9,029	34,874	36,917
Research and development	2,054	2,101	8,601	8,411
General and administrative	17,108	5,027	31,458	25,619
Stock-based compensation expense	$27,751	$16,991	$77,855	$74,129

The table above excludes $1,150 and $2,632 for the three months and year ended March 31, 2019, respectively, of stock-based compensation expense related to the Company's restructuring activities described below in footnote three.

(2)	Represents additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards.

(3)
In fiscal 2019 Commvault initiated a restructuring plan to increase efficiency in its sales, marketing and distribution functions as well as reduce costs across all functional areas. These restructuring charges relate primarily to severance and related costs associated with headcount reductions, as well as the closure of two sales offices. Restructuring includes $1,150 and $2,632 of stock-based compensation for the three months and year ended March 31, 2019, respectively, related to modifications of awards granted to former employees. Management believes, when used as a supplement to GAAP results, that the exclusion of these charges will better help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to prior periods.

(4)
During fiscal 2019 Commvault incurred costs related to a non-routine shareholder matter. The costs are for professional fees related to the settlement agreement with the shareholder and consulting fees incurred with the operational review which was agreed to as part of the settlement. Management believes, when used as a supplement to GAAP results, that the exclusion of these costs will better help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to prior periods.

(5)
During the second quarter of fiscal 2019 Commvault incurred costs related to a litigation settlement. Management believes, when used as a supplement to GAAP results, that the exclusion of these costs will help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to prior periods.

(6)
Represents Commvault's share of loss from its investment in Laitek, Inc. In the fourth quarter of fiscal 2018 Commvault recorded a non-cash impairment charge to reduce the value of its investment to zero.

(7)
Commvault terminated its line of credit in February 2018. As a result, it incurred additional non-cash amortization related to the unamortized portion of deferred financing fees. The impact of this additional amortization has been adjusted in order to make fiscal 2018 comparable to the prior period.

(8)	The provision for income taxes is adjusted to reflect Commvault’s estimated non-GAAP effective tax rate of approximately 27% in fiscal 2019 and 37% in fiscal 2018.

(9)
For GAAP purposes the potentially dilutive impact of options and shares associated with our stock-based compensation programs were excluded from the calculation of GAAP loss per share in certain periods because they would have been anti-dilutive. For purposes of non-GAAP income per share the impact of dilutive options and shares has been included.

(10) This table includes the following financial metric derived from Commvault’s GAAP recognized revenue:

Subscription and Utility Software and Related Support Services - The amounts included on this line include a) non-cancellable term-based, or subscription, licenses (inclusive of both recognized software and recognized maintenance and support revenues) that expire at the end of the contractual term; and b) “pay-as-you-go” utility arrangements based on product usage (inclusive of both recognized software and maintenance and support revenues) that are structured with no guaranteed minimums. The amount includes both Software and Products Revenue and Services Revenue.

Recurring Support and Services - The amounts included on this line consist primarily of maintenance and support revenues associated with the sale of perpetual software arrangements. This revenue is included in Services Revenue on Commvault’s Consolidated Statement of Operations.

Perpetual Software and Product Revenues - The amounts included on this line are primarily associated with the sale of perpetual software transactions. These revenues are included in Software and Products Revenue on Commvault’s Consolidated Statement of Operations.

Other Professional Services - The amounts included on this line are primarily revenues associated with Commvault’s installation and consultation services. These revenues are included in Services Revenue on Commvault’s Consolidated Statement of Operations.

Management believes that also reviewing these metrics, in addition to GAAP results, helps investors and financial analysts understand the repeatable nature of certain revenue amounts and trends as compared to prior periods.

Note that nearly all of Commvault’s software and product revenue is related to solutions that are run in the customer’s environment. Commvault currently does not have material revenue related to hosted, or software as a solution products. As a result, as required under ASC 606, substantially all of Commvault’s software and product revenue is recognized at a point in time, when it is delivered to the customer, and not ratably over the course of a contractual period. This is the case for both perpetual software licenses and subscription software licenses.

(11) This table includes the Subscription and Utility Annual Contract Value (ACV) metric that is comprised of:

a.
Subscription ACV - the annualized equivalent of the total contract value (both software and related support services) of all non-cancellable subscription agreements. Over the past eight quarters, the weighted average contract length of subscription agreements has been approximately three years. The total contract value includes all active contracts at the end of each fiscal quarter.

b.
Utility ACV - “pay-as-you-go” utility arrangements based on product usage (inclusive of both software and related support services) that are structured with no guaranteed minimums. The amounts included in Utility ACV have been annualized based on the actual reported quarterly amount in the most recent fiscal quarter.

Management believes that reviewing this ACV metric, in addition to our GAAP results, helps investors and financial analysts understand the value of arrangements that may potentially result in future revenues. Commvault believes this metric normalizes the variations in contractual length among our subscription and utility transactions and will help investors and analysts to track Commvault’s transition to more potentially repeatable revenue streams.

(12) Revenues on a constant currency basis are calculated using the average foreign exchange rates from a previous period and applying these rates to foreign-denominated revenues in the corresponding period of fiscal 2019. The difference between revenue calculated based on these foreign exchange rates and revenues calculated in accordance with GAAP is listed as Adjustment for currency impact in the table above.

(13) In the first quarter of fiscal 2019 Commvault made a purchase of land adjacent to its global corporate headquarters. Due to the non-routine nature of this transaction, the amount has been adjusted from the calculation of non-GAAP free cash flow.